Exhibit (a)(1)(C)
NETAPP, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
ELECTION FORM
     Before signing this Election Form, please make sure you read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units (referred to as the “Offer to Exchange”); (2) Announcement of the Offer to Exchange, dated May 22, 2009; (3) this Election Form; and (4) the Withdrawal Form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold Eligible Options (as defined in the Offer to Exchange) the opportunity to exchange these options for new restricted stock units (“RSUs”) as set forth in Section 2 of the Offer to Exchange. This offer expires at 9:00 p.m., U.S. Pacific Time, on June 19, 2009, unless the offer is extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.
     If you participate in this offer, you may exchange your Eligible Options granted with an exercise price greater than or equal to $22.00, a grant date prior to June 20, 2008, and that remain outstanding and unexercised as of the expiration date of the Offer to Exchange. In accordance with the terms outlined in the offer documents, the number of RSUs you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. Each RSU that you receive in the exchange will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Except as provided in the Offer to Exchange, vesting on any date is subject to your continued service with NetApp through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.
     BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
     If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached.
     To participate in the offer to exchange some or all of your Eligible Options, you must sign, date and deliver the completed and attached Election Form via facsimile or e-mail (via PDF or similar imaged document file) by 9:00 p.m., U.S. Pacific Time, on June 19, 2009, unless the offer is extended, to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     Alternatively, you may complete and submit your election via the offer website at https://netapp-exchange.equitybenefits.com by 9:00 p.m., U.S. Pacific Time, on June 19, 2009, unless the offer is extended.
     Only responses that are complete, signed and actually received by the deadline will be accepted. Responses must be submitted through the offer website, by facsimile or by e-mail. Responses submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.

     If you wish to participate in the offer, please check the appropriate box:
☐	Yes, I wish to participate in the offer as to ALL of my Eligible Options. All of my Eligible Options will be cancelled irrevocably on June 19, 2009.
OR
☐	Yes, I wish to participate in the offer as to my Eligible Options listed below (please list):

Option Grant Number	Grant Date

My Eligible Options that are specifically listed above will be cancelled irrevocably on June 19, 2009.
     I understand that this Election Form will replace any Election Form I previously submitted.

Employee Signature

Employee Name (Please print)

Date and Time	E-mail Address
RETURN TO NETAPP VIA FACSIMILE AT (408) 716-2633 OR E-MAIL AT
OPTEXCH@NETAPP.COM NO LATER THAN 9:00 P.M., U.S. PACIFIC TIME, ON JUNE 19, 2009.

NETAPP, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
FOR RESTRICTED STOCK UNITS
INSTRUCTIONS TO THE ELECTION FORM
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Election Form.
     A properly completed election must be received (i) via the offer website, or (ii) via facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 p.m., U.S. Pacific Time, on June 19, 2009 (referred to as the “expiration date”), unless the offer is extended.
     Electing through the offer website
1.	Login to offer website at https://netapp-exchange.equitybenefits.com

2.	Enter your NetApp user name and temporary password. Your temporary password was sent via email on or about May 22, 2009. You will be required to create a new password prior to accessing secure data.

3.	Select “Make an Election”

4.	Read the documents provided on the Election Information screen for complete information on the Offer to Exchange. Select “Make an Election”

5.	Select “Yes” or “No” under “Elect to Exchange Eligible Options” to indicate your election to tender for exchange your eligible options. Select “Next”

6.	Review your elections and, if correct, select “Proceed to Confirmation”

7.	Read the Agreement to Terms of Election and select “I Agree”

8.	Print Election Confirmation by selecting “Print Confirmation”
     Electing through facsimile or e-mail
     If you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address as provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 9:00 p.m., U.S. Pacific Time, on the expiration date, currently expected to be June 19, 2009:
     1. Properly complete and sign the attached Election Form.
     2. Deliver the completed and signed Election Form via facsimile or e-mail (via PDF or similar imaged document file) to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     If NetApp extends the offer, the completed Election Form must be received by NetApp by the date and time of the extended expiration of the offer.
     The delivery of all required documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by NetApp. In all cases, you should allow sufficient time to ensure timely delivery.

     If your Election Form is submitted by facsimile or email, we intend to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Election Form has been received by June 19, 2009. Confirmation statements for submissions through the offer website may be obtained by clicking on the “Print Confirmation” button after submitting your election or withdrawal. You should print and save a copy of the confirmation for your records. Only responses that are complete and actually received by the deadline will be accepted. Responses must be submitted by electing through the offer website, facsimile or e-mail. Responses submitted by any other means, including interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted.
     Our receipt of your Election Form is not by itself an acceptance of your Eligible Options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.
     Our acceptance constitutes an agreement.
     Your election to exchange options constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your option for exchange will constitute a binding agreement between NetApp and you upon the terms and subject to the conditions of this offer.
     NetApp will not accept any alternative, conditional or contingent tenders. Although we intend to send you an e-mail confirmation of receipt of this Election Form, by signing this Election Form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your Election Form and does not mean that your options have been cancelled. Your exchanged options will be cancelled following the expiration of the offer but on the same U.S. calendar day as the expiration of the offer. This offer is currently scheduled to expire on June 19, 2009.
2. Withdrawal and Additional Tenders.
     Tenders of Eligible Options made through the offer may be withdrawn at any time before 9:00 p.m., U.S. Pacific Time, on June 19, 2009. If NetApp extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although NetApp currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., U.S. Pacific Time, on July 21, 2009, you may withdraw your tendered options at any time thereafter.
     To withdraw some or all of your tendered options you must deliver a properly completed Withdrawal Form, via the offer website or by facsimile or e-mail (via PDF or similar imaged document file), while you still have the right to withdraw the tendered options to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633

     You may not rescind any withdrawal and any Eligible Options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.
     To re-elect to exchange some or all of your withdrawn options or to elect to exchange additional Eligible Options, you must submit a new Election Form, via the offer website or by facsimile or e-mail (via PDF or similar imaged document file), to:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
     Your new Election Form must be submitted by the expiration date in accordance with the procedures described in these instructions. Because any prior Election Form will be disregarded, your new Election Form must list all Eligible Options you wish to exchange, not just those you wish to add. Your new Election Form must include the required information regarding all of the options you want to exchange and must be properly completed and dated after the date of your original Election Form and any Withdrawal Form you have submitted. Upon the receipt of such a new, properly completed and dated Election Form, any previously submitted Election Form or Withdrawal Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form and/or Withdrawal Form we receive by the expiration date.
3. Tenders.
     If you intend to tender options through the offer, you must tender all of your shares subject to each eligible option grant, except as noted herein. However, you may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.
     If an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by you may be tendered in the offer; such portion must be tendered for all remaining outstanding shares.
4. Signatures on this Election Form.
     If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, you may be asked to submit proof of the legal name change.
     If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to NetApp of the authority of that person to act in that capacity must be submitted with this Election Form.
     Elections submitted via the offer website: Entering your username and password and submitting the election via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature.

5. Other Information on this Election Form.
     If you are submitting the Election Form by facsimile or e-mail, in addition to signing this Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.
6. Requests for Assistance or Additional Copies.
     You should direct questions about this offer and requests for additional copies of the Offer to Exchange and the other offer documents to the NetApp Exchange Team at optexch@netapp.com.
7. Irregularities.
     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.
     Important: The Election Form together with all other required documents must be received before 9:00 p.m. U.S. Pacific Time on June 19, 2009 (unless the offer is extended) via the offer website, facsimile or e-mail (via PDF or similar imaged document file) by:
NetApp Exchange Team
E-mail: optexch@netapp.com
Fax: (408) 716-2633
8. Additional Documents to Read.
     You should be sure to read the Offer to Exchange, all documents referenced therein, and the Frequently-Asked-Questions (FAQS), before deciding to participate in the offer.
9. Important Tax Information.
     If you are a U.S. taxpayer, please refer to Section 14 of the Offer to Exchange, which contains important tax information. If you are subject to tax in a country other than the U.S., please refer to Schedules C – R of the Offer to Exchange for important tax information. We also recommend that you consult with your personal tax advisors before making any decisions regarding participation in, or withdrawal from, the offer.
10. Data Privacy.
     To administer this offer, we must collect, use and transfer certain information regarding you and your Eligible Options, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NetApp or its subsidiaries, and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor. Further, we may have to pass that information on to third parties who are assisting with the offer. By submitting an Election Form or a Withdrawal Form, you explicitly and unambiguously agree to such collection, use and transfer, in electronic or other form, of your personal data by us and the third parties assisting us with the offer, for the exclusive purpose of implementing, administering, and managing your participation in this offer. By submitting an Election Form or a Withdrawal Form, you also acknowledge and agree that:
•	the parties receiving this data may be located outside of your country, and the recipients’ country may have different data privacy laws and protections than your country;

•	the data will be held only as long as necessary to implement, administer and manage the program;

•	you can request from us a list with the names and addresses of any potential recipients;

•	you can request additional information about how the data is stored and processed; and

•	you can request that the data be amended if it is incorrect.
     If you are an option holder in certain foreign jurisdictions, you can withdraw your consent to the collection, use and transfer of your data by contacting us. However, if you withdraw your consent, it may affect your ability to participate in this offer. Please contact us if you have any questions.